Exhibit (a)(10)

THE AB PORTFOLIOS

AMENDMENT NO. 9 TO AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the duly elected and qualified Trustees of The AB Portfolios, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated March 26, 1987, as amended (the “Declaration of Trust”), do hereby amend Article III, Section 1 of the Declaration of Trust for the purpose of reflecting the Board’s approval of a reverse share split of AB Growth Fund – Class C Shares (the “Growth Fund Class C Shares”) at meetings held on August 5-6, 2025 by inserting the following after the first sentence thereof:

As of October 17, 2025, every 12.9131 shares of beneficial interest, $0.00001 par value per share, of The AB Portfolios classified and designated as Growth Fund Class C Shares that were issued and outstanding immediately before the October 17, 2025, shall be combined into one issued and outstanding Growth Fund Class C Share, $0.000129131 par value per share. Immediately after October 17, 2025, the par value of the issued and outstanding Growth Fund Class C Shares shall be decreased to $0.00001 per share.

This instrument shall become effective on October 17, 2025. This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

/s/ Jorge A. Bermudez	Date: 8/6/2025
Jorge A. Bermudez

/s/ Alexander Chaloff	Date: 8/6/2025
Alexander Chaloff

/s/ R. Jay Gerken	Date: 8/6/2025
R. Jay Gerken

/s/ Jeffrey R. Holland	Date: 8/6/2025
Jeffrey R. Holland

/s/ Jeanette W. Loeb	Date: 8/6/2025
Jeanette W. Loeb

/s/ Carol C. McMullen	Date: 8/6/2025
Carol C. McMullen

/s/ Garry L. Moody	Date: 8/6/2025
Garry L. Moody

/s/ Emilie D. Wrapp	Date: 8/6/2025
Emilie D. Wrapp